EXHIBIT 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, Director of Investor Relations, 504-362-4321

Superior Signs Definitive Agreement to Acquire Assets of Power Offshore Service, LLC and Reeled Tubing, LLC; Company to Offer $200 Million of Senior Notes

(Harvey, LA, Wednesday, April 18, 2001) Superior Energy Services, Inc. (NASDAQ: SESI) today announced it has signed a definitive agreement to acquire the assets of Power Offshore Service, LLC, and Reeled Tubing, LLC, which include eight liftboats, 21 coiled tubing units and related equipment. In addition, Superior intends to offer $200 million of new Senior Notes due 2011 through a private placement under Rule 144A of the Securities Act of 1933, as amended.

Superior will hold a conference call on Thursday, April 19, 2001 at 4 p.m. Eastern Time
(3 p.m. Central Time) to discuss the acquisition. The dial-in number for the conference call is
800-967-7135 or you can access the call through Superior's website at www.superiorenergy.com. A telephone replay is available beginning at 7 p.m. Eastern Time on Thursday, April 19 until 5 p.m. Eastern Time on Tuesday, April 24. The replay dial-in telephone number is 888-203-1112 and the passcode is 488503.

Power Offshore Service / Reeled Tubing Acquisition

Superior will acquire the assets of Power Offshore Service and Reeled Tubing for $80.5 million, which includes $62.5 million for seven liftboats ranging from 120-ft. to 175-ft. in leg lengths, 21 coiled tubing units and related equipment, and $18.0 million for a 250-ft. class liftboat. In addition, the Company intends to retain the employees of both Power Offshore Service and Reeled Tubing, including founder and CEO John Powers.

The liftboats acquired include two in the 120-135 ft. class, one in the 145-155 ft. class, four in the 160-175 ft. class and one in the 250-ft. class. The 250-ft. class liftboat, which was built for Power Offshore, is the largest liftboat working in the Gulf of Mexico and will be U.S. Coast Guard, ABS and SOLAS classed. The state-of-the-art liftboat offers a useable deck space of 10,000 square feet, can accommodate 52 people, utilizes a SeaTrax hydraulic rack and pinion elevating system and is equipped with the largest tandem crane capacity of any liftboat with two 175-ton SeaTrax cranes mounted around the forward leg towers.

Founded in 1981, Power Offshore Service is an experienced and well-recognized provider of liftboats in the Gulf of Mexico. Reeled Tubing is one of the largest coiled tubing and well service providers along the Gulf Coast and in East Texas with 21 coiled tubing units and 20 nitrogen units operating from five locations -- Belle Chase and Lafayette, La., and Alvin, Edinburg and Longview, Texas.

"This acquisition is complementary to our existing business, strengthens our leadership position in the liftboat market and establishes Superior as the Gulf of Mexico market leader in coiled tubing with more units (36) than any other provider operating in the Gulf," said Terry Hall, Superior's Chairman, President and CEO. "The 250-ft. class liftboat will be the largest in our fleet. We estimate this liftboat can generate dayrates in the range of $25,000 to $30,000. In the short term, we intend to work this liftboat in the Gulf of Mexico. Longer term, we want to market the liftboat in certain international markets.

"In addition to the assets, we believe we will also benefit from the strong management that Mr. Powers and his team brings to the Company," Hall said. "Their innovation in liftboat and coiled tubing design as well as their operational leadership will enable us to grow our business."

The transaction is scheduled to close in May 2001, subject to a number of customary conditions.

Senior Notes Offering

The $200 million senior notes offering is expected to close in early May, and a portion of the proceeds will be used to acquire both Power Offshore Service, LLC and Reeled Tubing, LLC for $80.5 million and repay approximately $113.5 million under Superior's existing credit agreement. The balance of the proceeds will be used for general corporate purposes.

The offering will be conducted pursuant to Rule 144A under the Securities Act of 1933. The Senior Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration under the Securities Act of 1933, as amended, or without an exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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